Exhibit 99.1

Contacts:	H. Palmer Proctor, Jr. (404) 240-1525
Palmer.Proctor@lionbank.com

Martha C. Fleming (404) 240-1504
Martha.Fleming@lionbank.com

FIDELITY BANK ACQUIRES ASSETS AND DEPOSITS OF

THE BANK OF GEORGIA IN FDIC TRANSACTION

ATLANTA, GA (October 2, 2015) – Fidelity Bank, a subsidiary of Fidelity Southern Corporation (NASDAQ: LION), announced it entered into a Purchase and Assumption Agreement with the FDIC to purchase substantially all the assets and assume all the deposits of The Bank of Georgia. As of June 30, 2015, The Bank of Georgia had approximately $295 million in total assets and $280 million in total deposits.

The addition of the seven Bank of Georgia branches increases the number of Fidelity Bank branches in the Atlanta area to 47 locations in 14 counties. The branches are located in Peachtree City, Fayetteville, Tyrone, Sharpsburg, Newnan, and Fairburn. Three of the former Bank of Georgia locations will open as normal on Saturday, October 3, and the remaining four locations will open on Monday, October 5.

Fidelity Bank assumed both insured and uninsured deposits and, therefore, all The Bank of Georgia depositor accounts will be honored.

The Bank of Georgia customers will continue to be able to conduct banking business including using their Bank of Georgia checks and ATM and debit cards. All checks will be processed as usual, and customers can continue using their Bank of Georgia checks. Customers may also use any Fidelity Bank ATM free of charge.

Chairman James B. Miller, Jr. said: “This transaction consolidates Fidelity’s position in a dynamic part of the Atlanta area and makes Fidelity Bank’s broad array of products and services, including free checking, more widely available.”

Fidelity Southern Corporation, through its operating subsidiaries Fidelity Bank and LionMark Insurance Company, provides banking, trust and wealth management services, and credit-related insurance products through branches in Georgia and Florida, and an insurance office in Atlanta, Georgia. SBA, indirect automobile, and mortgage loans are provided throughout the South. For additional information about Fidelity’s products and services, please visit the website at www.FidelitySouthern.com.